2008 ANNUAL SENIOR EXECUTIVE BONUS PLAN

Adopted on February 25, 2008

AMERICAN FINANCIAL GROUP, INC.

2008 ANNUAL SENIOR EXECUTIVE BONUS PLAN

1. PURPOSE

The purpose of the 2008 Annual Senior Executive Bonus Plan (the "Plan") is to further the profitability of American Financial Group, Inc. (the "Company") to the benefit of the shareholders of the Company through promoting high levels of corporate performance by including performance-based compensation as a component of a Plan participant's annual compensation.

2. ADMINISTRATION

Except as otherwise expressly provided herein, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the "Committee") of the Board of Directors of the Company (the "Board") composed solely of two or more "outside directors" as defined pursuant to Section 162(m) of the Internal Revenue Code. No member of the Committee while serving as such shall be eligible to be granted a bonus under the Plan. Subject to the provisions of the Plan (and to the approval of the Board where specified in the Plan), the Committee shall have exclusive power to determine the conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that performance goals are attained. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

3. PLAN TERM AND BONUS YEARS

The term of the Plan is one year, commencing January 1, 2008, which term shall be renewed from year to year unless and until the Plan shall be terminated or suspended as provided in Section 9. As used in the Plan the term "Bonus Year" shall mean a calendar year.

4. PARTICIPATION

Subject to the approval of the Committee, each of the Company's Co-Chief Executive Officers and Senior Vice Presidents, if any, shall participate in the Plan (the "Participants").

5. ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA

The Committee shall approve the individual target amount of bonus (the "Bonus Target") that may be awarded to each Participant. In no event shall the establishment of any Participant's Bonus Target give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 6.

The Committee shall establish the performance criteria (the "Performance Criteria") that will apply to the determination of the bonus of each Participant for that Bonus Year and recommend that the Board adopt such action. The Bonus Targets and Performance Criteria shall be set forth annually on Schedules attached to this Plan and shall be recommended by the Committee and approved by the Board. The Performance Criteria are to be established based on financial measurements and operational metrics. The financial measurements may include, among other things, return on equity, per share price of common stock relative to prior periods and comparable companies as well as financial markets, status of credit ratings on outstanding debt and claims paying ability of the Company's subsidiaries, and the status of the Company's debt-to-capital ratio. The operational metrics may include performance goals relating to, among other things, the combined ratios of the Company's insurance subsidiaries, investment portfolio performance including realized gains and losses, as well as other operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, the development of management personnel, but generally exclude the results of any announced re-examination of asbestos, environmental and other tort liabilities, and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries.

6. DETERMINATION OF BONUSES AND TIME OF PAYMENT

As soon as practicable after the end of each calendar year during the term of the Plan, the Committee shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the amount of the bonus, if any, to be awarded to each Participant for such year according to the terms of this Plan. Such bonus determinations shall be based on achievement of the Performance Criteria for such year. The Committee shall certify in writing that the Performance Criteria have been achieved prior to payment of any bonus under the Plan.

As a separate element of the Plan, the Committee retains the discretion to pay an amount above or below the amounts attributable to the achievement of the objective performance goals, based on such factors and circumstances as the Committee deems appropriate.. However, no such payment may increase the amount paid to a participant above 175% of their bonus target.

Once the bonus is so determined for each Participant, it shall be paid in cash.

7. TERMINATION OF EMPLOYMENT

If a Participant's employment with the Company or a subsidiary, as the case may be, is terminated for any reason other than discharge for cause, he may be entitled to such bonus, if any, as the Committee, in its sole discretion, may determine.

In the event of a Participant's discharge for cause from the employment of the Company or a Subsidiary, as the case may be, he shall not be entitled to any amount of bonus.

8. MISCELLANEOUS

A. Government and Other Regulations. The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

B. Tax Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all bonuses paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash payments.

C. Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

D. Beneficiaries. Any bonuses awarded under this Plan to a Participant who dies prior to payment shall be paid to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant's legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

E. Nontransferability. A person's rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant's death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

F. Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.

G. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer or director of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

H. Expenses. The expenses of administering the Plan shall be borne by the Company and its subsidiaries in such proportions as shall be agreed upon by them from time to time.

I. Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

J. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

9. AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan. The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

Schedule I

Annual Senior Executive Bonus Plan

for 2008

Participants and

Bonus Targets

Name	Position	Total Bonus Target	EPS Component	Performance Component

Carl H. Lindner III	Co-CEO & Co-President	$1,300,000	50%	50%

S. Craig Lindner	Co-CEO & Co-President	$1,300,000	50%	50%

James E. Evans	Senior Vice President	$875,000	50%	50%

Keith A. Jensen	Senior Vice President	$580,000	50%	50%

Thomas E. Mischell	Senior Vice President	$390,000	50%	50%

Schedule II

Annual Senior Executive Bonus Plan

for 2008

2008 Performance Criteria for Participants

The overall bonus for 2008 for each Participant will be the sum of such Participant's bonuses for the following two Performance Criteria components:

A. EPS Component.

Each participant's bonus allocated to the EPS Component will range from 0% up to 175% with respect to the Co-Chief Executive Officers, and 0% up to 125% with respect to the Senior Vice Presidents, of the dollar amount of the Bonus Target allocated to the EPS Component, based on the following levels of reported earnings per common share from insurance operations ("Operating EPS" defined below) achieved by the Company and its consolidated subsidiaries for 2007:

	Percentage of Bonus Target to be paid
Operating EPS	For EPS Component

	Co-CEOs	Senior VPs
Less than $3.50	0%	0%
$3.85	100%	100%
$4.10 or more	175%	125%

If the Operating EPS is $3.50 or greater, but less than $3.85, or if the Operating EPS is greater than $3.85 and less than $4.10, the bonus will be determined by straight-line interpolation.

The Operating EPS to be considered is diluted EPS from the Company's insurance operations and not including investee results, realized gains and losses in the investment portfolio and unusual or non-recurring items; non-recurring items shall include any charge taken as a result of a regularly scheduled re-examination of asbestos, environmental and other mass tort liabilities. Additionally, the Committee shall have the power and authority, in its discretion, to adjust reported Operating EPS upward or downward for purposes of the Plan to the extent the Committee deems equitable.

B. Performance Component

Each participant's bonus allocated to the Company and Individual Performance Component will range from 0% up to 175% with respect to the Co-Chief Executive Officers, and 0% up to 125% with respect to the Senior Vice Presidents (of the dollar amount of the Bonus Target allocated to the Company and Individual Performance Component) and will be determined by the Compensation Committee, based on the achievement of the established performance objectives and the Compensation Committee's rating of the Company's and the Participant's performance for the prior year. Such rating shall include a consideration of all factors deemed relevant, including financial, non-financial and strategic factors.

When determining the Company's and the Participant's performance, the Committee intends to establish the factors it believes are relevant to such performance. It may be appropriate to consider factors including, but not limited to:
    Financial measurements such as growth in book value per share, return on equity, per share price of common stock relative to certain indices, status of the Company's debt-to-capital ratio, the combined ratios of the Company's insurance subsidiaries, and investment portfolio performance; and

    Other operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives, responses to unexpected developments, and the development of management personnel.

The Committee intends to review these factors periodically with the Co-Chief Executive Officers in connection with the discussion of management's progress in addressing corporate plans, results, and opportunities in the context of new economic and business developments.